Filed pursuant to Rule 424(b)(2)
Registration No. 333-172235

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.70% Notes due February 15, 2021	$399,276,000	$46,356
5.95% Notes due February 15, 2041	$348,159,000	$40,422

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933. The total registration fee due for this offering is $86,778.

Prospectus Supplement to Prospectus dated February 14, 2011

$750,000,000

$400,000,000 4.70% Notes due February 15, 2021

$350,000,000 5.95% Notes due February 15, 2041

We are offering $400,000,000 principal amount of 4.70% notes due February 15, 2021 and $350,000,000 principal amount of 5.95% notes due February 15, 2041. We refer to the 2021 notes and the 2041 notes together as the notes.

Interest on the notes will be payable semi-annually on February 15 and August 15, beginning on August 15, 2011, at the applicable rates set forth above. At our option, we may redeem the notes, in whole or in part, before their maturity date on not less than 30 nor more than 60 days notice by mail on the terms described under the caption “Description of the Notes—Optional Redemption.” If a change of control triggering event as described herein occurs, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the prices described in this prospectus supplement.

The notes will be our senior, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. We do not intend to list the notes on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price (1)		Underwriting Discount		Proceeds to Us (before expenses)
	Per Note	Total	Per Note	Total	Per Note	Total
2021 Notes	99.819%	$399,276,000	0.450%	$1,800,000	99.369%	$397,476,000
2041 Notes	99.474%	$348,159,000	0.875%	$3,062,500	98.599%	$345,096,500

Combined Total		$747,435,000		$4,862,500		$742,572,500
(1)	Plus accrued interest from February 17, 2011 if settlement occurs after that date.

The underwriters expect to deliver the notes to investors on or about February 17, 2011 only in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream Luxembourg.

Joint Book-Running Managers

Barclays Capital	Deutsche Bank Securities	UBS Investment Bank	Wells Fargo Securities

Co-Managers

BofA Merrill Lynch	BNY Mellon Capital Markets, LLC	Citi
Credit Suisse	Goldman, Sachs & Co.	J.P. Morgan

KeyBanc Capital Markets	Morgan Stanley	RBS	US Bancorp

Prospectus Supplement dated February 14, 2011

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is current only as of the date of the document containing such information.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus in one or more offerings. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of the accompanying prospectus called “Where You Can Find More Information.”

In this prospectus supplement, unless otherwise specified, the terms “UnitedHealth Group,” “the Company,” “we,” “us” or “our” mean UnitedHealth Group Incorporated and its consolidated subsidiaries. Unless otherwise stated, currency amounts in this prospectus supplement are stated in United States dollars, or “$.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We are incorporating by reference certain information filed previously with the SEC into this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update this prospectus supplement. We incorporate by reference the documents listed below, and any filings we hereafter make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (excluding any documents or information deemed to have been furnished and not filed in accordance with SEC rules), until such time that we sell all the securities offered by this prospectus supplement:

•	Annual Report on Form 10-K for the year ended December 31, 2010; and

•	Current Reports on Form 8-K filed on January 24, 2011 and February 14, 2011.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Attn: Legal Department

(952) 936-1300

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements, estimates, projections, guidance or outlook contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, or PSLRA. These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs resulting from federal and state regulations affecting the health care industry; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially adversely affect our financial position and results of operations through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; uncertainties regarding changes in Medicare; potential reductions in revenue received from Medicare and Medicaid programs; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third party brokers, consultants and agents; failure to comply with restrictions on patient privacy and data security regulations; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; the potential impact of our future cash and capital requirements on our ability to maintain our quarterly dividend payment cycle; failure to complete or receive anticipated benefits of acquisitions; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 and in our other periodic and current filings with the SEC. Any or all forward-looking statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed, or incorporated by reference, in this prospectus supplement and the accompanying prospectus or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP

We are a diversified health and well-being company, whose focus is on improving the overall health and well-being of the people we serve and their communities and enhancing the performance of the health system. We work with health care professionals and other key partners to expand access to high quality health care. We help people get the care they need at an affordable cost; support the physician/patient relationship; and empower people with the information, guidance and tools they need to make personal health choices and decisions.

Through our diversified family of businesses, we leverage core competencies in advanced technology-based transactional capabilities; health care data, knowledge and information; and health care resource organization and care facilitation to help make health care work better. These core competencies are focused in two market areas, health benefits and health services. Health benefits are offered in the individual and employer markets and the public and senior markets through our UnitedHealthcare Employer & Individual (formerly UnitedHealthcare), UnitedHealthcare Medicare & Retirement (formerly Ovations) and UnitedHealthcare Community & State (formerly AmeriChoice) businesses. Health services are provided to the participants in the health system itself, ranging from consumers, employers and health plans to physicians and life sciences companies through our OptumHealth, Ingenix and Prescription Solutions businesses. In aggregate, these businesses have more than two dozen distinct business units that address specific end markets. Each of these business units focuses on the key goals in health and well-being: access, affordability, quality and simplicity as they apply to their specific market.

Our revenues are derived from premiums on risk-based products; fees from management, administrative, technology and consulting services; sales of a wide variety of products and services related to the broad health and well-being industry; and investment and other income. We have four reporting segments:

•	Health Benefits, which includes UnitedHealthcare Employer & Individual, UnitedHealthcare Medicare & Retirement and UnitedHealthcare Community & State;

•	OptumHealth;

•	Ingenix; and

•	Prescription Solutions.

UnitedHealthcare Employer & Individual offers a comprehensive array of consumer-oriented health benefit plans and services for large national employers, public sector employers, mid-sized employers, small businesses and individuals nationwide. UnitedHealthcare Medicare & Retirement provides health and well-being services for individuals age 50 and older, addressing their unique needs for preventive and acute health care services as well as for services dealing with chronic disease and other specialized issues for older individuals. UnitedHealthcare Community & State provides solutions to states that care for the economically disadvantaged, the medically underserved, and those without benefit of employer-funded health care coverage.

OptumHealth provides a diversified offering of health, financial and ancillary benefit services, and products that assist consumers in navigating the health care system, accessing health services based on their needs, supporting their emotional health and well-being, providing ancillary insurance benefits and helping people finance their health care needs through account-based programs. OptumHealth seeks to simplify the consumer health care experience and facilitate the efficient and effective delivery of care. Its capabilities can be deployed individually or integrated to provide a comprehensive solution oriented around a broad base of consumer needs within the health care system.

Ingenix offers database and data management services, software products, publications, consulting and actuarial services, business process outsourcing services and pharmaceutical data consulting and research services in conjunction with the development of pharmaceutical products on a nationwide and international basis.

Prescription Solutions provides a comprehensive suite of integrated pharmacy benefit management (PBM) services through its network of retail pharmacies and mail service facilities. Prescription Solutions provides PBM services to customers in our Health Benefits segment, as well as external employer groups, union trusts, managed care organizations, Medicare-contracted plans, Medicaid plans and third-party administrators, including mail service only, rebate services only and pharmacy carve-out accounts.

Corporate Information

UnitedHealth Group Incorporated was incorporated in January 1977 in Minnesota, and our executive offices are located at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343. Our telephone number is (952) 936-1300, and our website is located at www.unitedhealthgroup.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risks described herein and those described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, which risk factors are incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in our notes. See “Incorporation of Certain Documents by Reference” above.

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $741,262,500 after deducting underwriting discounts and other expenses of the offering. We intend to add the net proceeds to our general funds, which may be used:

•	to meet our working capital requirements;

•	to redeem or repurchase outstanding securities;

•	to refinance debt;

•	to finance acquisitions; or

•	for other general corporate purposes.

If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is set forth below. The ratio of earnings to fixed charges is computed by dividing total earnings available for fixed charges by the fixed charges. For purposes of computing this ratio, total earnings available for fixed charges consists of earnings before income taxes plus fixed charges and fixed charges consist of interest expense plus the interest factor in rental expense.

	Year Ended December 31,
	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges	14.0x	10.9x	8.3x	13.5x	14.1x

DESCRIPTION OF THE NOTES

In this section the terms “we,” “our,” “us,” and “UnitedHealth Group” refer solely to UnitedHealth Group Incorporated and not its subsidiaries.

The notes will be senior debt securities as described in the section captioned “Description of Senior Debt Securities” in the accompanying prospectus. The following information concerning the notes supplements the information set forth in that section of the accompanying prospectus. It should be read together with the description of senior debt securities in the accompanying prospectus and the terms of the notes in the senior indenture, dated as of February 4, 2008 between us and U.S. Bank National Association, as senior trustee. The senior indenture is incorporated by reference in the registration statement which includes the accompanying prospectus. We will offer the 2021 notes and the 2041 notes as separate series under such senior indenture. Each series of notes will also be issued under and be subject to the terms of individual officers’ certificates and company orders pursuant to the senior indenture, which are incorporated by reference into the accompanying prospectus.

If any of the information set forth below is inconsistent with information in the accompanying prospectus, the information set forth below replaces the information in the accompanying prospectus. If we use a term that is not defined in this prospectus supplement, you should refer to the definition that is provided in the accompanying prospectus.

The notes will be unsecured and will rank equally with our other unsecured, unsubordinated indebtedness. Our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on the notes depends on our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of the notes, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as “structural subordination.”

Title, Principal Amount, Maturity and Interest

The 2021 notes are designated as our 4.70% notes due February 15, 2021 and the 2041 notes are designated as our 5.95% notes due February 15, 2041. The notes are initially limited in aggregate principal amount to $400,000,000 for the 2021 notes and $350,000,000 for the 2041 notes. We may at any time and from time to time, without the consent of the existing holders of the applicable series of notes, issue additional notes having the same ranking, interest rate, maturity date, redemption terms and other terms as any series of notes being offered under this prospectus supplement. Any such additional notes, together with the notes having the same terms offered by this prospectus supplement, will constitute a single series of securities under the senior indenture. No additional notes may be issued if an event of default under the senior indenture has occurred with respect to the applicable series of notes. There is no limitation on the amount of other senior debt securities that we may issue under the senior indenture.

The 2021 notes will mature and become due and payable, together with any accrued and unpaid interest, on February 15, 2021. The 2041 notes will mature and become due and payable, together with any accrued and unpaid interest, on February 15, 2041. We may redeem any series of notes at our option, either in whole or in part, before they mature. See “—Optional Redemption” below. If a change of control triggering event as described herein occurs, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the prices described in this prospectus supplement. See “—Change of Control Offer” below.

The interest payable by us on a note on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the note is registered at the close of business on the applicable record date, whether or not a business day, immediately preceding the interest payment date.

The 2021 notes will bear interest at a rate of 4.70% per year from February 17, 2011 or from the most recent interest payment date on which we paid or provided for interest on the notes until their principal is paid. We will pay interest on the 2021 notes semi-annually in arrears on each February 15 and August 15. The first interest payment date will be August 15, 2011. The regular record dates for payments of interest are the February 1 and August 1 immediately preceding the applicable interest payment date. Each payment of interest will include interest accrued to, but not including, the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The 2041 notes will bear interest at a rate of 5.95% per year from February 17, 2011 or from the most recent interest payment date on which we paid or provided for interest on the notes until their principal is paid. We will pay interest on the 2041 notes semi-annually in arrears on each February 15 and August 15. The first interest payment date will be August 15, 2011. The regular record dates for payments of interest are the February 1 and August 1 immediately preceding the applicable interest payment date. Each payment of interest will include interest accrued to, but not including, the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

In the event that a payment of principal or interest is due on a date that is not a business day, we will make the payment on the next business day, but we will consider that payment as being made on the date that the payment was due to you, without any interest or other payment with respect to the delay. When we use the term business day we mean any day except a Saturday, a Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

Form and Denominations

Notes will be issued in registered form only, without coupons, in denominations of $2,000 and whole multiples of $1,000 in excess thereof.

Book-Entry Issuance

DTC will act as securities depositary for the notes. The 2021 notes and the 2041 notes will each be initially represented by one or more global notes registered in the name of DTC or its nominee. For additional information concerning DTC and its procedures, see the section called “Book-Entry Issuance” in the accompanying prospectus.

Same-Day Settlement

Settlement for the notes will be made by the underwriters in immediately available funds. The notes will trade in DTC’s system until maturity. As a result, DTC will require secondary trading activity in the notes to be settled in immediately available funds.

Optional Redemption

Prior to November 15, 2020 (three months prior to their maturity date), in the case of the 2021 notes, and prior to August 15, 2040 (six months prior to their maturity date), in the case of the 2041 notes, the notes will be redeemable, in whole or in part, at any time and from time to time, at our option, on not less than 30 nor more than 60 days notice by mail, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus 20 basis points for the 2021 notes and plus 25 basis points for the 2041 notes, plus, in each case, accrued and unpaid interest to, but not including, the redemption date.

At any time on or after November 15, 2020 (three months prior to their maturity date), the 2021 notes will be redeemable, in whole or in part at any time and from time to time, at our option, on not less than 30 nor more than 60 days notice by mail, at a redemption price equal to 100% of the principal amount of the 2021 notes to be redeemed plus accrued interest thereon to, but not including, the date of redemption. At any time on or after August 15, 2040 (six months prior to their maturity date), the 2041 notes will be redeemable, in whole or in part at any time and from time to time, at our option, on not less than 30 nor more than 60 days notice by mail, at a redemption price equal to 100% of the principal amount of the 2041 notes to be redeemed plus accrued interest thereon to, but not including, the date of redemption.

For this purpose, the following terms have the following meanings:

•

“Treasury Yield” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day-count basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker appointed by the senior trustee under the senior indenture after consultation with us as having an actual or interpolated maturity comparable to the remaining term of the notes being redeemed, or such other maturity that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes being redeemed.

•

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if the senior trustee under the senior indenture obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

•

“Independent Investment Banker” means any of Barclays Capital Inc., Deutsche Bank Securities Inc. or UBS Securities LLC or their respective successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the senior trustee under the senior indenture after consultation with us.

•

“Reference Treasury Dealer” means (1) any of Barclays Capital Inc., Deutsche Bank Securities Inc. or UBS Securities LLC or their affiliates and any other primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) designated by, and not affiliated with, any of Barclays Capital Inc., Deutsche Bank Securities Inc. or UBS Securities LLC; provided, however, that if Barclays Capital Inc., Deutsche Bank Securities Inc. or UBS Securities LLC or any of their respective affiliates shall cease to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute for such entity and (2) any other Primary Treasury Dealer selected by the senior trustee under the senior indenture.

•

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the senior trustee under the senior indenture, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the senior trustee under the senior indenture by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

A notice of redemption may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and we will not be obligated to redeem the notes.

If we redeem less than all of any series of the notes at any time, selection of the notes for redemption will be made by the senior trustee on:

•	a pro rata basis (and in a manner that complies with applicable legal and stock exchange requirements, if any); or

•	by any other method as the senior trustee shall deem fair and appropriate.

Sinking Fund

The notes do not have the benefit of any sinking fund.

Change of Control Offer

If a Change of Control Triggering Event occurs with respect to the 2021 notes or the 2041 notes, unless we have exercised our option to redeem all such notes as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the series of notes with respect to which such Change of Control Triggering Event has occurred to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to the holders of the 2021 notes or 2041 notes, as the case may be, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the senior trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the senior indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means (A) with respect to the 2021 notes, the rating on the 2021 notes is lowered by each of the three Rating Agencies and the 2021 notes are rated below an Investment Grade Rating by each of the three

Rating Agencies and (B) with respect to the 2041 notes, the rating on the 2041 notes is lowered by each of the three Rating Agencies and the 2041 notes are rated below an Investment Grade Rating by each of the three Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the applicable notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the date of the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Merger, Consolidation, or Sale of Assets

The senior indenture provides that we may not merge with another company or sell or lease all or substantially all of our property to another company unless:

•

we are the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the payment of principal and interest on the notes and the performance and observance of all the covenants and conditions of the senior indenture binding on us; and

•	immediately after such transaction, we, or the successor corporation, are/is not in default in the performance of a covenant or condition in the senior indenture.

Reports

The senior indenture provides that as long as any notes are outstanding, we will file with the senior trustee, within 15 days after we file the same with the SEC, copies of the annual reports and of the information, documents, and other reports which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. The filing of such reports, information and documents with the SEC will constitute filing of such reports, information and documents with the senior trustee; provided, however, that we will provide a physical or electronic copy thereof to the senior trustee promptly following a request therefor from the senior trustee.

Absence of Certain Covenants

We are not restricted by the senior indenture from, among other things, incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock, or making investments. The senior indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the senior indenture does not contain any covenants or other provisions that would limit our right to enter into any sale-leaseback transaction or grant liens on our assets.

Trustee, Registrar and Paying Agent

U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107-2292, serves as senior trustee under the senior indenture and has been appointed registrar and paying agent for the notes.

Defeasance

The notes are subject to legal defeasance and covenant defeasance as described in the section called “Description of Senior Debt Securities—Defeasance Provisions” in the accompanying prospectus.

Governing Law

The senior indenture and the notes are governed by and will be construed in accordance with New York law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

For a discussion of material U.S. federal income tax consequences of ownership of the notes, see the section captioned “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters named below, for whom Barclays Capital Inc., Deutsche Bank Securities Inc., UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives, the following respective principal amounts of the notes:

Underwriter	Principal Amount of 2021 Notes	Principal Amount of 2041 Notes
Barclays Capital Inc.	$80,000,000	$70,000,000
Deutsche Bank Securities Inc.	$80,000,000	$70,000,000
UBS Securities LLC	$80,000,000	$70,000,000
Wells Fargo Securities, LLC	$80,000,000	$70,000,000
BNY Mellon Capital Markets, LLC	$8,000,000	$7,000,000
Citigroup Global Markets Inc.	$8,000,000	$7,000,000
Credit Suisse Securities (USA) LLC	$8,000,000	$7,000,000
Goldman, Sachs & Co.	$8,000,000	$7,000,000
J.P. Morgan Securities LLC	$8,000,000	$7,000,000
KeyBanc Capital Markets Inc.	$8,000,000	$7,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$8,000,000	$7,000,000
Morgan Stanley & Co. Incorporated	$8,000,000	$7,000,000
RBS Securities Inc.	$8,000,000	$7,000,000
U.S. Bancorp Investments, Inc.	$8,000,000	$7,000,000

Total	$400,000,000	$350,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

Notes sold by the underwriters to the public will initially be offered at the public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the public offering price of up to 0.300% of the principal amount of each 2021 note and up to 0.500% of the principal amount of each 2041 note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to 0.125% of the principal amount of the 2021 notes and up to 0.250% of the principal amount of the 2041 notes. After the initial offering of the notes, the underwriters may change the offering prices.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The expenses of the offering, not including the underwriting discount, are estimated to be $1,310,000 and are payable by us.

New Issue of Notes

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make markets in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

Offering Restrictions

European Economic Area

In relation to each member state of the European Economic Area (each, a “Relevant Member State”), each underwriter has advised us that it has not made and will not make an offer of the notes to the public in that Relevant Member State that would require the publication or approval of a prospectus in relation to the notes in that Relevant Member State or, where appropriate, another Relevant Member State; subject to such restriction, they may make an offer of notes to the public in that Relevant Member State at any time:

(1)	to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

(2)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(3)	in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto including that Directive as amended by the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State in question), and includes any relevant implementing measure in each Relevant Member State; the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has advised us that:

(1)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(2)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the prices of the notes. If an underwriter creates a short position in the notes in connection with the offering, i.e., if it sells more notes than are on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in commercial and investment banking services, hedging services and other commercial dealings in the ordinary course of business with us. They have received and may in the future receive customary fees and commissions for these transactions. For example, affiliates of Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are dealers in our commercial paper program; affiliates of Barclays Capital Inc., Deutsche Bank Securities Inc. and UBS Securities LLC are or have been participants in our share repurchase program; affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Goldman, Sachs & Co. advise us from time to time in connection with strategic transactions; and affiliates of Deutsche Bank Securities Inc., UBS Securities LLC, Wells Fargo Securities, LLC and certain other underwriters are lenders under our revolving credit facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the notes will be passed upon by Kuai H. Leong, our Deputy General Counsel, and to the extent that such legal matters are governed by New York law, by Hogan Lovells US LLP. Certain legal matters in connection with the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. Ms. Leong is a full-time employee of ours and owns shares of our common stock and participates in various employee stock-based benefit plans.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and the financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

UNITEDHEALTH GROUP INCORPORATED

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

UnitedHealth Group Incorporated

Debt Securities

UnitedHealth Group Incorporated from time to time may offer to sell securities. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We may sell the securities through underwriters or dealers, directly to one or more purchasers, or through agents on a continuous or delayed basis. The prospectus supplement will include the names of underwriters, dealers or agents, if any, retained. The prospectus supplement also will include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation.

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February 14, 2011

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless otherwise specified, the terms “UnitedHealth Group,” “the Company,” “we,” “us” or “our” mean UnitedHealth Group Incorporated and its consolidated subsidiaries. Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$.”

The registration statement that contains this prospectus (including the exhibits filed with and incorporated by reference to the registration statement) contains additional information about UnitedHealth Group and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov, and at the offices of the New York Stock Exchange, or NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We are incorporating by reference certain information filed previously with the SEC into this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below, and any filings we hereafter make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (excluding any documents or information deemed to have been furnished and not filed in accordance with SEC rules), so long as the registration statement of which this prospectus is a part remains effective:

•	Annual Report on Form 10-K for the year ended December 31, 2010; and

•	Current Report on Form 8-K filed on January 24, 2011.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Attn: Legal Department

(952) 936-1300

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements, estimates, projections, guidance or outlook contained, or incorporated by reference, in this prospectus and any applicable prospectus supplement include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, or PSLRA. These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

The risk factors included in our periodic reports and other information that we file with the SEC contain certain cautionary statements regarding our business that potential investors and others should consider. These statements discuss matters which may in part be contained elsewhere in, or incorporated by reference in, this prospectus or any applicable prospectus supplement or which may have been contained in other documents prepared by us under federal or state securities laws. Any or all forward-looking statements in this prospectus, the applicable prospectus supplement, and in any other public filings or statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed, or incorporated by reference, in this prospectus and any applicable prospectus supplement or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP

We are a diversified health and well-being company, whose focus is on improving the overall health and well-being of the people we serve and their communities and enhancing the performance of the health system. We work with health care professionals and other key partners to expand access to high quality health care. We help people get the care they need at an affordable cost; support the physician/patient relationship; and empower people with the information, guidance and tools they need to make personal health choices and decisions.

Through our diversified family of businesses, we leverage core competencies in advanced technology-based transactional capabilities; health care data, knowledge and information; and health care resource organization and care facilitation to help make health care work better. These core competencies are focused in two market areas, health benefits and health services. Health benefits are offered in the individual and employer markets and the public and senior markets through our UnitedHealthcare Employer & Individual (formerly UnitedHealthcare), UnitedHealthcare Medicare & Retirement (formerly Ovations) and UnitedHealthcare Community & State (formerly AmeriChoice) businesses. Health services are provided to the participants in the health system itself, ranging from consumers, employers and health plans to physicians and life sciences companies through our OptumHealth, Ingenix and Prescription Solutions businesses. In aggregate, these businesses have more than two dozen distinct business units that address specific end markets. Each of these business units focuses on the key goals in health and well-being: access, affordability, quality and simplicity as they apply to their specific market.

Our revenues are derived from premiums on risk-based products; fees from management, administrative, technology and consulting services; sales of a wide variety of products and services related to the broad health and well-being industry; and investment and other income. We have four reporting segments:

•	Health Benefits, which includes UnitedHealthcare Employer & Individual, UnitedHealthcare Medicare & Retirement and UnitedHealthcare Community & State;

•	OptumHealth;

•	Ingenix; and

•	Prescription Solutions.

UnitedHealthcare Employer & Individual offers a comprehensive array of consumer-oriented health benefit plans and services for large national employers, public sector employers, mid-sized employers, small businesses and individuals nationwide. UnitedHealthcare Medicare & Retirement provides health and well-being services for individuals age 50 and older, addressing their unique needs for preventive and acute health care services as well as for services dealing with chronic disease and other specialized issues for older individuals. UnitedHealthcare Community & State provides solutions to states that care for the economically disadvantaged, the medically underserved, and those without benefit of employer-funded health care coverage.

OptumHealth provides a diversified offering of health, financial and ancillary benefit services, and products that assist consumers in navigating the health care system, accessing health services based on their needs, supporting their emotional health and well-being, providing ancillary insurance benefits and helping people finance their health care needs through account-based programs. OptumHealth seeks to simplify the consumer health care experience and facilitate the efficient and effective delivery of care. Its capabilities can be deployed individually or integrated to provide a comprehensive solution oriented around a broad base of consumer needs within the health care system.

Ingenix offers database and data management services, software products, publications, consulting and actuarial services, business process outsourcing services and pharmaceutical data consulting and research services in conjunction with the development of pharmaceutical products on a nationwide and international basis.

Prescription Solutions provides a comprehensive suite of integrated pharmacy benefit management (PBM) services through its network of retail pharmacies and mail service facilities. Prescription Solutions provides PBM services to customers in our Health Benefits segment, as well as external employer groups, union trusts, managed care organizations, Medicare-contracted plans, Medicaid plans and third-party administrators, including mail service only, rebate services only and pharmacy carve-out accounts.

Corporate Information

UnitedHealth Group Incorporated was incorporated in January 1977 in Minnesota, and our executive offices are located at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343. Our telephone number is (952) 936-1300, and our website is located at www.unitedhealthgroup.com. The information on our website is not part of this prospectus or any prospectus supplement.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities described in this prospectus will be added to our general funds and may be used:

•	to meet our working capital requirements;

•	to redeem or repurchase outstanding securities;

•	to refinance debt;

•	to finance acquisitions; or

•	for other general corporate purposes.

If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is set forth below. The ratio of earnings to fixed charges is computed by dividing total earnings available for fixed charges by the fixed charges. For purposes of computing this ratio, total earnings available for fixed charges consists of earnings before income taxes plus fixed charges and fixed charges consist of interest expense plus the interest factor in rental expense.

	Year Ended December 31,
	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges	14.0x	10.9x	8.3x	13.5x	14.1x

DESCRIPTION OF SENIOR DEBT SECURITIES

In this section, the terms “we,” “our,” “us,” and “UnitedHealth Group” refer solely to UnitedHealth Group Incorporated and not its subsidiaries.

General

We will issue the senior debt securities under the senior indenture dated as of February 4, 2008 between us and U.S. Bank National Association, as the senior trustee. The senior indenture has been qualified under the Trust Indenture Act of 1939. The senior indenture has been incorporated by reference as an exhibit to the registration statement.

This section describes the general terms and provisions of the senior indenture and the senior debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the senior debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those senior debt securities. Because this is only a summary, it does not contain all of the details found in the full text of the senior indenture and the senior debt securities. If you would like additional information you should read the senior indenture. The following summary is qualified in its entirety by the provisions of the senior indenture.

The senior debt securities may be issued from time to time in one or more series. Senior debt securities issued under the senior indenture will be issued as part of a series that we will have established pursuant to the senior indenture. Any series of senior debt securities may have terms that are different from other series. The senior indenture does not limit the aggregate principal amount of senior debt securities which we may issue under the senior indenture.

We are not obligated to issue all of the senior debt securities of one or more series at the same time and, unless otherwise provided in the prospectus supplement, we may issue additional senior debt securities of a series without the consent of the holders of the senior debt securities of that series. Additional senior debt securities of a particular series will have the same terms and conditions as outstanding senior debt securities of such series, except for the date of original issuance, the offering price, and in some cases, the first interest payment date, and will be consolidated with, and form a single series with, such outstanding senior debt securities.

The senior debt securities will be our senior, unsecured indebtedness and will rank equally with our other unsecured, unsubordinated indebtedness.

Unless the applicable prospectus supplement indicates otherwise, the senior debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Senior debt securities may be issued in the form of one or more global securities, as described below under “—Global Senior Debt Securities.”

There will be no service charge for any registration of transfer or exchange of the senior debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the senior debt securities.

Senior debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. If a senior debt security is an original issue discount security, that means that an amount less than the principal amount of the senior debt security will be due and payable upon a declaration of acceleration of the maturity of the senior debt security pursuant to the senior indenture.

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the senior debt securities or transfer the senior debt securities. Unless the applicable prospectus supplement states otherwise, we will pay interest on the senior debt securities to the person listed as the owner of the senior debt securities in the security register at the close of business on the regular record date for the applicable interest payment date. Defaulted interest, however, may be paid to holders as of special record dates established in the manner set forth in the senior indenture.

All moneys deposited with the senior trustee or a paying agent, or then held by us, in trust for the payment of the principal of or any premium or interest on any senior debt securities which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be paid to us on our request, and you may thereafter, as an unsecured general creditor, look only to us for payment thereof.

A prospectus supplement relating to a series of senior debt securities being offered will describe specific terms relating to such series. These terms will include some or all of the following:

•	the title and type of the senior debt securities;

•	any limit on the total principal amount of the senior debt securities;

•	the person to whom any interest on the senior debt securities will be payable, if other than the person in whose name they are registered on the regular record date for the interest;

•	the date or dates on which the principal of and premium, if any, on the senior debt securities will be payable;

•

the interest rate on the senior debt securities; the date from which interest will accrue; the record and interest payment dates on the senior debt securities; any circumstances under which we may defer interest payments; and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•

the place or places where the principal of and premium, if any, and interest on the senior debt securities will be payable and the senior debt securities may be surrendered for registration of transfer or exchange;

•	any applicable redemption provisions that would permit us to elect redemption of the senior debt securities prior to their final maturity;

•

whether a sinking fund will be established, which means that monies will be deposited on a regular basis in a separate custodial account that would be used by us to redeem the senior debt securities prior to their final maturity;

•

whether the senior debt securities will be convertible into or exchangeable for shares of common stock, and if so, the terms and conditions upon which the senior debt securities will be convertible or exchangeable;

•	the identity of each security registrar and paying agent, if other than or in addition to the senior trustee;

•

if the amount of principal of or any premium or interest on the senior debt securities may be determined by reference to an index or pursuant to a formula, the manner in which those amounts shall be determined;

•	the denominations in which the senior debt securities will be issued;

•

any changes to or additional events of default under the senior indenture or covenants, and any change in the right of the senior trustee or the holders to declare the principal of or any premium or interest on the senior debt securities due and payable;

•	if less than the principal amount, the portion of the principal payable upon acceleration of the senior debt securities following an event of default;

•	whether the senior debt securities are to be issued in whole or in part in the form of one or more global securities;

•	whether the provisions described under the heading “Defeasance Provisions” in this prospectus apply to the senior debt securities;

•	the name and address of the senior trustee with respect to the senior debt securities; and

•	any other terms of the senior debt securities.

Redemption

The prospectus supplement will describe the provisions, if any, for redemption of the senior debt securities at our option.

Unless otherwise described in the prospectus supplement, we are not required to make mandatory redemption or sinking fund payments. The prospectus supplement will describe the provisions, if any, regarding sinking fund provisions.

The senior indenture provides that we may:

•	deliver outstanding senior debt securities, with similar terms, of a series (other than any previously called for redemption); and

•

apply as a credit senior debt securities, with similar terms, of a series which have been redeemed either (i) at our election pursuant to the terms of those senior debt securities, or (ii) through the application of permitted optional sinking fund payments pursuant to the terms of those senior debt securities, in each case, in satisfaction of all or any part of any required sinking fund payment with respect to the senior debt securities, with similar terms, of the same series.

The senior indenture provides that, if less than all of the senior debt securities with similar terms of any series are to be redeemed at any time, selection of the senior debt securities for redemption will be made by the senior trustee on:

•	a pro rata basis (and in a manner that complies with applicable legal and stock exchange requirements, if any); or

•	by any other method as the senior trustee shall deem fair and appropriate.

Portions of the senior debt securities selected for redemption shall be in amounts of $1,000 or in multiples of $1,000, except that if all of the senior debt securities of a holder are to be redeemed, the entire outstanding amount shall be redeemed.

Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of senior debt securities to be redeemed at its registered address. If any senior debt security is to be redeemed in part only, the notice of redemption that relates to the senior debt security shall state the portion of the principal amount of the senior debt security to be redeemed. A new senior debt security, with similar terms and of the same series, in principal amount equal to the unredeemed portion of the original senior debt security, if any, will be issued in the name of the holder of the original senior debt security upon cancellation of the original senior debt security.

On and after the redemption date, interest will no longer accrue on the senior debt securities or any part of the senior debt securities called for redemption unless we default in the payment of the redemption price and accrued interest.

Conversion and Exchange

Unless otherwise described in the prospectus supplement, the senior debt securities are not convertible or exchangeable for common stock of UnitedHealth Group.

Certain Covenants

Merger, Consolidation, or Sale of Assets. The senior indenture provides that we may not merge with another company or sell or lease all or substantially all of our property to another company unless:

•

we are the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the payment of principal and interest on the senior debt securities and the performance and observance of all the covenants and conditions of the senior indenture binding on us; and

•	immediately after such transaction, we, or the successor corporation, are/is not in default in the performance of a covenant or condition in the senior indenture.

Reports. The senior indenture provides that as long as any senior debt securities are outstanding, we will file with the senior trustee, within 15 days after we file the same with the SEC, copies of the annual reports and of the information, documents, and other reports which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. The filing of such reports, information and documents with the SEC will constitute filing of such reports, information and documents with the senior trustee; provided, however that we will provide a physical or electronic copy thereof to the senior trustee promptly following a request therefor from the senior trustee.

Absence of Certain Covenants. The prospectus supplement will specify any additional restrictive covenants applicable to the senior debt securities. Except as may be described in the applicable prospectus supplement, we are not restricted by the senior indenture from, among other things, incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock or making investments. The senior indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the senior indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness, enter into any sale-leaseback transaction or grant liens on our assets. The senior indenture does not contain provisions permitting the holders of senior debt securities to require us to repurchase, redeem, or otherwise modify the terms of any of the senior debt securities in the event of a change of control, takeover, recapitalization or similar restructuring, highly leveraged transaction, or downgrading of our debt ratings.

Events of Default; Remedies

The senior indenture provides that each of the following constitutes an event of default:

•	failure to pay interest on any senior debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or premium, if any, on any senior debt security of that series when due;

•	failure to deposit any mandatory sinking fund payment when due on senior debt securities of that series;

•	failure to comply with the provisions described above under the heading “—Certain Covenants—Merger, Consolidation, or Sale of Assets;”

•

failure by us to comply with any of our other agreements in the senior indenture or the senior debt securities for 60 days after notice from the senior trustee or holders of at least 25% of the principal amount of the outstanding senior debt securities of that series;

•	certain events of bankruptcy or insolvency with respect to UnitedHealth Group; and

•	any other event of default that may be specified for the senior debt securities of that series when that series is created.

If an event of default under the senior indenture occurs on outstanding senior debt securities of a particular series and continues, the senior trustee or holders of at least 25% of that series of senior debt securities may declare the principal amount of all senior debt securities in that series to be due and payable immediately. Under certain circumstances, holders of a majority of the senior debt securities in a series may rescind a declaration.

Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency with respect to UnitedHealth Group, all principal, premium, if any, and interest on outstanding senior debt securities will become due and payable without further action or notice.

Except in the case of a default in payment, the senior trustee may withhold notice if it determines that withholding notice is in the best interest of the holders of the senior debt securities.

The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive the rights of all holders with respect to circumstances that constitute an event of default or will constitute an event of default with notice and the passage of time. The holders must waive the rights in a written notice to both us and the senior trustee. Holders of a majority of the securities cannot, however, waive the rights of all holders relating to these events if they involve a default in payment obligations or a provision of the senior indenture that cannot be modified or amended without the consent of each holder of securities of such series affected. Any waivers that are given will not apply to any subsequent default and will not impair any future rights if those types of defaults occur.

Holders of a majority in principal amount of the outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the senior trustee with respect to the series. However, the senior trustee may refuse to follow any direction that conflicts with law or the senior indenture. The senior trustee may take any other action which it deems proper which is not inconsistent with any direction given.

A holder of any senior debt security of any series will have the right to institute any proceeding with respect to the senior indenture or for any remedy only if:

•	the holder gives written notice to the senior trustee of a continuing event of default under the senior indenture with respect to that series;

•

the holders of not less than 25% in principal amount of the outstanding senior debt securities of the series make a written request to the senior trustee to institute proceedings in respect of such event of default;

•	the holder or holders offer and, if requested, provide the senior trustee reasonable indemnity against any costs, expenses, and liabilities;

•	the senior trustee, for 60 days after its receipt of notice by the holder, has failed to institute any such proceeding; and

•

the senior trustee has not received directions inconsistent with the request from the holders of a majority in principal amount of the outstanding senior debt securities of the series during the 60-day period.

The senior indenture also provides that a holder may not use the senior indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

We are required to deliver to the senior trustee an annual certificate, signed by an officer, stating that, to such officer’s knowledge, we are not in default in the performance or observance of the senior indenture, or, if a default or event of default has occurred, containing a description of any default or event of default.

Certain Provisions Applicable to Senior Trustee

The senior indenture provides that prior to an event of default under the senior indenture, the senior trustee is required to perform only the specific duties stated in the senior indenture. Upon an event of default under the senior indenture, the senior trustee must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The senior trustee may in good faith conclusively rely, as to the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the senior trustee which conforms to the requirements of the senior indenture, upon the certificates and opinions. However, the senior trustee is required to examine the certificates and opinions to determine whether or not they conform to the requirements of the senior indenture.

The senior indenture provides that the senior trustee may resign at any time or may be removed by the holders of a majority in principal amount of the outstanding senior debt securities of a series or by us under certain circumstances by notice delivered to the senior trustee and us. The senior indenture also provides that the senior trustee must resign if it ceases to meet certain qualifications set forth in the senior indenture. In the event of a senior trustee’s resignation or removal, we or, if we fail to act, the holders of a majority in principal amount of the outstanding senior debt securities of the applicable series, may appoint a successor senior trustee.

Defeasance Provisions

The senior indenture includes provisions allowing defeasance of the senior debt securities. Defeasance means that we may discharge our entire indebtedness under an agreement, in this case the senior indenture, if specific acts are performed. Specifically, the senior indenture provides that:

•

We shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding senior debt securities of a series, and to have satisfied all of our other obligations under the senior debt securities of that series and the senior indenture as it relates to that series, also known as legal defeasance; and

•

We may omit to comply with certain restrictive covenants under the senior indenture and shall have no liability in respect of any term, condition or limitation set forth in any such restrictive covenant, and such omission to comply shall not constitute a default or an event of default with respect to a series of senior debt securities under the senior indenture, also known as covenant defeasance;

provided that the following conditions shall have been satisfied:

•

We deposit with the senior trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on a series of senior debt securities on the dates that the payments are due under the senior indenture and the terms of the senior debt securities of the series;

•	No event of default or default under the senior indenture shall have occurred and be continuing on the date of the deposit;

•

We shall have delivered to the senior trustee an opinion of counsel which states that (i) holders of senior debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and (ii) after the 91st day following the deposit, the deposited funds will not be subject to the effect of any applicable bankruptcy law;

•

The defeasance shall not result in a breach or violation of, or constitute a default under the senior indenture or any other material agreement or instrument to which we are a party or by which we are bound;

•

We shall have delivered an officers’ certificate that states that the deposit was not made with the intent of preferring the holders of the senior debt securities of the series to be defeased over our other creditors; and

•

We shall have delivered an officers’ certificate and an opinion of counsel that states that all conditions precedent applicable to the legal defeasance or the covenant defeasance, as the case may be, have been satisfied.

Modification and Amendment of Senior Indenture

Under the senior indenture, our rights and obligations and the rights of the holders of senior debt securities may be changed. Certain changes require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series of senior debt securities affected by the modification or amendment. The following changes, however, may not be made without the consent of each holder of the outstanding senior debt securities:

•	changes to the stated maturity date of the principal or any interest installment;

•	reductions in the principal amount or interest due;

•	changes to the place of payment or form of currency regarding payment of principal;

•	impairment of the right to institute suit for the enforcement of payment;

•	reduction of the stated percentage of holders necessary to modify the senior indenture; or

•

modifications to any of these requirements, or modifications to reduce the percentage of outstanding senior debt securities necessary to waive compliance with certain provisions of the senior indenture or to waive certain defaults.

Global Senior Debt Securities

The senior debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. The specific terms of the depositary arrangements with respect to a series of senior debt securities will be described in the applicable prospectus supplement. See “Book-Entry Issuance.”

Governing Law

The senior indenture is governed by and will be construed in accordance with New York law.

BOOK-ENTRY ISSUANCE

Unless otherwise provided in the related prospectus supplement, the securities of each series offered by means of this prospectus will be issued in the form of one or more fully registered global securities, without coupons, each of which we refer to as a “global security.” Each such global security will be registered in the name of a depositary or a nominee of a depositary and held through one or more international and domestic clearing systems, principally the book-entry systems operated by The Depository Trust Company, or DTC, in the United States and by Euroclear Bank S.A./ N.V., or Euorclear, as an operator of the Euroclear System, and Clearstream Banking S.A., or Clearstream, in Europe. No person who acquires an interest in these global securities will be entitled to receive a certificate or other instrument representing the person’s interest in the global securities except as set forth herein under “—Definitive Securities” or in the accompanying prospectus supplement. Unless and until definitive securities are issued, all references to actions by holders of securities issued in global form refer to actions taken by DTC, Euroclear or Clearstream, as the case may be, upon instructions from their respective participants, and all references herein to payments and notices to the holders refer to payments and notices to DTC, its nominee, Euroclear or Clearstream, as the case may be, as the registered holder of the offered securities. Electronic securities and payment transfer, processing, depositary and custodial links have been established among these systems and others, either directly or indirectly, which enable global securities to be issued, held and transferred among these clearing systems through these links.

Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time. Neither we nor the senior trustee or any registrar and transfer agent with respect to our securities of any series offered by means of this prospectus will have any responsibility for the performance by DTC, Euroclear, Clearstream or any of their respective direct or indirect participants of their respective obligations under the rules and procedures governing DTC’s, Euroclear’s or Clearstream’s operations.

Unless otherwise specified in the prospectus supplement or supplements relating to the securities of a series, those securities in the form of one or more global securities will be registered in the name of DTC or a nominee of DTC. Where appropriate with respect to the securities of a series being offered and sold by means of this prospectus, links will be established among DTC, Euroclear and Clearstream to facilitate the initial issuance of any of those securities sold outside of the United States and cross-market transfers of those securities associated with secondary market trading. While the following information in this prospectus concerning DTC, Euroclear and Clearstream and their respective book-entry systems has been obtained from sources that we believe to be reliable, we take no responsibility for the accuracy of that information.

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, referred to as “direct DTC participants,” and to facilitate the clearance and settlement of securities transactions between direct DTC participants through electronic book-entry changes in accounts of the direct DTC participants, thereby eliminating the need for physical movement of certificates. Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others, referred to as “indirect DTC participants,” for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants, both direct and indirect.

When you purchase securities through the DTC system, the purchases must be made by or through a direct DTC participant, which will receive credit for the securities in its account on DTC’s records. When you actually purchase the securities, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect DTC participants’ records. DTC will have no knowledge of your individual ownership of the securities. DTC’s records will show only the identity of the direct DTC participants and the amount of the securities held by or through them.

You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these confirmations and account statements from the direct or indirect DTC participant through which you purchase the securities. The direct or indirect DTC participants are responsible for keeping accurate account of the holdings of their customers. The senior trustee will wire payments on the securities to the DTC nominee that is the registered holder of the securities. The senior trustee and we will treat DTC or its nominee as the owner of each global security for all purposes. Accordingly, the senior trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct or indirect DTC participants, which will then contact you as a beneficial holder.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between direct DTC participants on whose behalf it acts with respect to the securities and is required to receive and transmit distributions of principal of and interest on the securities. Direct and indirect DTC participants with which investors have accounts with respect to the securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.

As DTC can only act on behalf of direct DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate representing that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form in order to transfer or perfect a security interest in those securities. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.

DTC has advised us that it will take any action permitted to be taken by a holder of securities under the terms and conditions of the securities (including, without limitation, the presentation of securities for exchange) only at the direction of one or more of the direct DTC participants to whose accounts with DTC interests in the relevant securities are credited, and only in respect of the portion of the aggregate principal amount of the securities as to which that direct DTC participant or those direct DTC participants has or have given the direction. However, in certain circumstances described below, DTC will exchange the global securities held by it for certificated securities, which it will distribute to the direct DTC participants.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct DTC participants’ accounts on the payment date based on their holdings of the relevant securities. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such direct DTC participants by using an omnibus proxy. Consequently, those direct DTC participants should, in turn, make payments to and solicit votes from you, the ultimate owner of securities, based on their customary practices. Payments to you with respect to your beneficial interest in any securities will be the responsibility of the direct and indirect DTC participants and not of DTC, the senior trustee or our company.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled through Euroclear in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator under a contract with Euroclear Clearance System plc, a U.K. corporation, or the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the securities offered by this prospectus or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking Commission and the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Euroclear will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depository for the securities of a series, it will record the total ownership of any of the securities of the U.S. agent of Euroclear as a participant in DTC. When securities are to be transferred from the account of a direct DTC participant to the account of a Euroclear participant, the purchaser must send instructions to Euroclear through an Euroclear participant at least one day prior to settlement. Euroclear will instruct its U.S. agent to receive securities against payment. After settlement, Euroclear will credit its participant’s account with the interest in the securities purchased. Credit for the securities will appear on the next day (European time).

In instances in which the securities of a series are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending securities to the relevant U.S. agent acting for the benefit of Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Euroclear participant wishes to transfer securities to a direct DTC participant, the seller will be required to send instructions to Euroclear through an Euroclear participant at least one business day prior to settlement. In these cases, Euroclear will instruct its U.S. agent to transfer these securities against payment for them. The payment will then be reflected in the account of the Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the securities through Euroclear on the days when Euroclear is open for business. Euroclear may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Euroclear on the same business day as in the United States.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters of the securities offered by means of this prospectus or one or more of their affiliates. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect DTC participant.

Distributions with respect to the securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Clearstream will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depository for the securities of a series, it will record the total ownership of any of the securities of the U.S. agent of Clearstream as a participant in DTC. When securities are to be transferred from the account of a direct DTC participant to the account of a Clearstream participant, the purchaser must send instructions to Clearstream through a Clearstream participant at least one day prior to settlement. Clearstream will instruct its U.S. agent to receive securities against payment. After settlement, Clearstream will credit its participant’s account with the interest in the securities. Credit for the securities will appear on the next day (European time).

In instances in which the securities of a series are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending securities to the relevant U.S. agent acting for the benefit of Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Clearstream participant wishes to transfer securities to a direct DTC participant, the seller will be required to send instructions to Clearstream through a Clearstream participant at least one business day prior to settlement. In these cases, Clearstream will instruct its U.S. agent to transfer these securities against payment for them. The payment will then be reflected in the account of the Clearstream participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the securities through Clearstream on the days when Clearstream is open for business. Clearstream may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Clearstream on the same business day as in the United States.

Definitive Securities

Securities represented by one or more global securities will be exchangeable for definitive securities, that is, certificated securities, with the same terms in authorized denominations only if:

•

DTC, Euroclear or Clearstream, as the case may be, is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

•	we decide to discontinue the book-entry system; or

•	an event of default has occurred and is continuing with respect to the securities.

If the global security is exchanged for definitive securities, the senior trustee will keep the registration books for the securities at its corporate office and follow customary practices and procedures regarding those certificated securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material United States federal income tax considerations of the purchase, ownership and disposition of the senior debt securities. The following discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, United States Treasury Regulations, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions in effect as of the date of this prospectus, any of which may be subsequently changed, possibly retroactively, or interpreted differently by the IRS, so as to result in United States federal income tax consequences different from those discussed below. The discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, dealers in securities or currencies, partnerships or other pass-through entities, expatriates, tax-exempt organizations, persons holding the senior debt securities as part of a straddle, hedge, conversion or constructive sale, or other integrated transaction for tax purposes, regulated investment companies, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities, former citizens or residents of the United States, and persons with a functional currency other than the U.S. dollar. In addition, this summary deals only with a senior debt security held as a “capital asset” within the meaning of Section 1221 of the Code by a beneficial owner who purchases the senior debt security on original issuance at the first price at which a substantial amount of the senior debt securities are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” Moreover, the effect of any alternative minimum tax, applicable state, local or foreign tax laws or of United States federal tax law other than income taxation is not discussed.

As used herein, “United States Holder” means a beneficial owner of senior debt securities who, or that, is:

(1)	an individual who is a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

(2)	a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

(3)	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4)	a trust if (i) (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

As used herein, a “non-United States Holder” means a beneficial owner of senior debt securities, other than a partnership (or other entity treated as a partnership for United States federal income tax purposes), who or that is not a United States Holder.

If a partnership (including for this purpose any entity treated as a partnership for United States tax purposes) is a beneficial owner of senior debt securities, then the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of senior debt securities that is a partnership, and partners in such partnership, are urged to consult their tax advisors about the United States federal income tax consequences of purchasing, owning, and disposing of the senior debt securities.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the senior debt securities or that any such position would not be sustained.

PERSONS CONSIDERING THE PURCHASE OF SENIOR DEBT SECURITIES ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

United States Holders

Interest; Original Issue Discount; Premium

Interest on the senior debt securities generally will be taxable to a United States Holder as ordinary income at the time that it is paid or accrued, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes.

The senior debt securities may be issued with original issue discount, or “OID.” As a general matter, the amount of OID with which any senior debt securities are issued generally will be an amount equal to the excess of the “stated redemption price at maturity” of the senor debt securities over their “issue price” (defined above), if such excess is equal to or greater than a statutory de minimis amount (one-fourth of one percent of the stated redemption price at maturity of the senior debt securities times the number of complete years from issuance to maturity). If a senior debt security is issued with an amount of discount that is less than the statutory de minimis amount, then the amount of discount will be reportable as capital gain if and when it is received or the security is sold. If the issue price of a senior debt security is equal to or greater than its stated redemption price at maturity, the senior debt security will not be treated as having been issued with OID. For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of “qualified stated interest” (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate). Stated interest payments on the senior debt securities should constitute “qualified stated interest,” and thus, the stated redemption price at maturity of the senior debt securities should equal their stated principal amount. You should be aware that a United States Holder generally must include any OID in gross income in advance of the receipt of cash attributable to that income.

The amount of OID, if any, includible in income for a taxable year by a United States Holder will generally equal the sum of the “daily portions” of the total OID on the senior debt security for each day during the taxable year (or portion of the taxable year) on which such holder held the senior debt security. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period will generally be (1) the product of the “adjusted issue price” of a senior debt security at the beginning of such accrual period and its “yield to maturity,” less (2) the sum of all stated interest payments allocable to the accrual period. The “adjusted issue price” of a senior debt security at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the gross income of any United States Holder, less any payments previously made on such senior debt security other than payments of stated interest. The “yield to maturity” of a senior debt security will be computed on the basis of a constant annual interest rate and compounded at the end of each accrual period. An accrual period may be of any length and may vary in length over the term of the senior debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the senior debt securities. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount or timing of OID that a United States Holder recognizes if there is only a remote chance as of the date the senior debt securities were issued that such payments will be made or if the amount of any such payments is considered incidental. We believe that the likelihood that we will be obligated to make any such payments is remote and that any such payments will be incidental. Therefore, we do not intend to treat the potential payment of these amounts as part of the yield to maturity of the senior debt securities. Our determination that these contingencies are remote and that any such payments will be incidental is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a United States Holder might be required to include in its gross income an amount of OID in excess of that described above, and might be required to treat income realized on the taxable disposition of a senior debt security before the resolution of the contingencies as ordinary income rather than capital gain. In the event a contingency actually occurs, it would affect the amount and timing of the income recognized by a United States Holder. If any such amounts are in fact paid, United States Holders will be required to recognize such amounts as income.

As a general matter, if and to the extent that a United States Holder acquires a senior debt security for an amount that is greater than the sum of all amounts payable on the senior debt security after the purchase date, other than payments of qualified stated interest, then such United States Holder will be considered to have acquired the debt instrument with “amortizable bond premium” to the extent of the excess. Generally, a United States Holder may elect to amortize such bond premium as an offset to stated interest income in respect of the senior debt security, using a constant yield method prescribed under applicable Treasury Regulations, over the remaining term of the senior debt security. This election is applicable to all taxable debt instruments held by the United States Holder after the election is made. If a United States Holder elects to amortize bond premium, such holder must reduce the basis in the senior debt security by the amount of the premium used to offset stated interest. If a United States Holder does not elect to amortize the premium, that premium will decrease the gain or increase the loss that would otherwise be recognized on disposition of a senior debt security. The rules relating to amortizable bond premium, the determination of the accrual period for any such bond premium, and the effect of an election to amortize bond premium, are complex and potential investors should consult a tax advisor regarding the application of these rules in their particular circumstances.

A United States Holder generally may, upon election, include in income all interest (including stated interest (as adjusted by any amortizable bond premium), OID, and de minimis OID) that accrues on a senior debt security by using the constant yield method applicable to OID, subject to certain limitations and exceptions. Because this election will affect how the United States Holder treats debt instruments other than the notes and is irrevocable without the consent of the IRS, it should be made only in consultation with a tax advisor.

Sale, Retirement, Redemption or Other Taxable Disposition of a Senior Debt Security

A United States Holder of a senior debt security will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such senior debt security in an amount equal to the difference between:

(1)	the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income); and

(2)	the United States Holder’s adjusted tax basis in such senior debt security. A United States Holder’s adjusted tax basis in a senior debt security will, in general, be the price paid for the senior debt security by the United States Holder, (i) increased by any accrued OID, and (ii) decreased by the amount of any payments, other than stated interest payments, received and any amortizable bond premium taken with respect to such senior debt security.

Any gain or loss recognized on a taxable disposition of such senior debt security will generally be capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if the senior debt security has been held by the United States Holder for more than one year. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate United States Holders (including individuals), long-term capital gain generally will be subject to a maximum United States federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2013. The deductibility of capital losses is subject to certain limitations.

Non-United States Holders

Interest and Original Issue Discount

Interest (including OID) paid to a non-United States Holder of the senior debt securities will not be subject to United States federal withholding tax under the “portfolio interest exception,” provided that:

(1)	the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

(2)	the non-United States Holder is not:

(A)	a controlled foreign corporation that is related to us through stock ownership or

(B)	a bank that received the senior debt security on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

(3)	the beneficial owner of the senior debt security provides a certification, signed under penalties of perjury, that it is not a United States person. Such certification is generally made on an IRS Form W-8BEN or a suitable substitute form.

Interest (including OID) paid to a non-United States Holder that does not qualify for the portfolio interest exception and that is not effectively connected to a United States trade or business (or, if required by an applicable income tax treaty, is not attributable to a United States permanent establishment) will be subject to United States federal withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

A non-United States Holder will generally be subject to tax in the same manner as a United States Holder with respect to interest (including OID), at regular graduated U.S. federal income tax rates, and such non-United States holder will generally be exempt from the 30% withholding tax provided the certification requirements discussed below are satisfied, if such amounts are effectively connected with the conduct of a trade or business by the non-United States Holder in the United States and, if an applicable tax treaty requires, such interest (including OID) is attributable to a United States permanent establishment maintained by the non-United States Holder. Such effectively connected income received by a non-United States Holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the non-United States Holder must provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or IRS Form W-8ECI (or a suitable substitute form) stating that interest paid on the senior debt securities is not subject to withholding tax because it is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States, as applicable. Such certificate must contain, among other information, the name and address of the non-United States Holder. These forms may be required to be periodically updated. A non-United States Holder claiming the benefits of a treaty is generally required to provide a U.S. taxpayer identification number on the IRS Form W-8BEN. If, however, the senior debt securities are treated as being traded on an established financial market, a non-United States Holder who is claiming the benefits of a treaty will not be required to obtain and to provide a U.S. taxpayer identification number on the IRS Form W-8BEN. In certain circumstances, in lieu of providing an IRS Form W-8BEN, the non-United States Holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in a foreign country in order to claim treaty benefits.

Special procedures relating to U.S. withholding taxes are provided under applicable Treasury Regulations for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Non-United States Holders are urged to consult their tax advisors regarding applicable income tax treaties, which may provide different rules.

Sale of Senior Debt Securities

A non-United States Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of a senior debt security unless:

(1)	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met; or

(2)	the gain is effectively connected with the conduct of a trade or business of the non-United States Holder in the United States and, if an applicable tax treaty requires, such gain is attributable to a United States permanent establishment maintained by such holder.

A non-United States Holder described in clause (2) above will generally be subject to tax with respect to such gain in the same manner as a United States Holder. In certain circumstances, a non-United States Holder which is a corporation will be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate on such income. If a non-United States Holder is an individual described in clause (1) above, such holder will be subject to a flat 30% tax on the gain derived from the sale or exchange, which may be offset by United States source capital losses, even though such holder is not considered a resident of the United States. Amounts attributable to accrued but unpaid stated interest realized on the sale or exchange of a senior debt security will be subject to the rules applicable to interest, as described in “Non-United States Holders—Interest and Original Issue Discount.”

Information Reporting and Backup Withholding

Certain United States Holders may be subject to information reporting requirements on payments of principal and interest (including OID) on a senior debt security and payments of the proceeds of the sale of a senior debt security, and backup withholding tax at the applicable rate (currently 28%) may apply to such payments if the United States Holder:

(1)	fails to furnish an accurate taxpayer identification number, or TIN, or certification of exempt status to the payor in the manner required;

(2)	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

(3)	under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.

A non-United States Holder is generally not subject to backup withholding on payment of interest (including OID) if it certifies as to its status as a non-United States Holder under penalties of perjury in the manner described in “—Non-United States Holders—Interest and Original Issue Discount” above or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the non-United States Holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied. However, information reporting requirements will apply to payments of interest (including OID) to non-United States Holders. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States Holder resides.

The payment of the proceeds from the disposition of senior debt securities to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury in the manner described in “—Non-United States Holders—Interest and Original Issue Discount” above or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the non-United States Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of a senior debt security to or through a non-United States office of a non-United States broker that is not a “United States related person,” generally will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” is:

(1)	a controlled foreign corporation for United States federal income tax purposes;

(2)	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business; or

(3)	a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which more than 50% of its income or capital interests are held by United States persons.

In the case of the payment of proceeds from the disposition of senior debt securities to or through a non-United States office of a broker that is either a United States person or a United States related person, the payment may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a non-United States Holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person (absent actual knowledge that the payee is a United States person).

Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such holder’s United States federal income tax liability, provided that the requisite procedures are followed.

Holders of senior debt securities are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

Medicare Tax on Unearned Income

Recently enacted legislation requires certain U.S. investors that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and gains from the sale or other disposition of debt securities for taxable years beginning after December 31, 2012. U.S. investors that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the senior debt securities.

PLAN OF DISTRIBUTION

We may sell the securities (a) through underwriters or dealers, (b) directly to one or more purchasers, or (c) through agents. The prospectus supplement will include the names of underwriters, dealers or agents retained. The prospectus supplement also will include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities may be listed.

We may offer these securities to the public through underwriting syndicates managed by managing underwriters or through underwriters without a syndicate. If underwriters are used, the underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Unless the prospectus supplement states otherwise, all securities will be new issues of securities with no established trading market. Any underwriters who purchase securities from us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance concerning the liquidity of the trading market for any securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with any such offering, creating a short position in the securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, as amended, or Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, UnitedHealth Group or its subsidiaries in the ordinary course of their businesses.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions included in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

Unless indicated in the applicable prospectus supplement, we do not expect to list the securities on a securities exchange.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, legal matters will be passed upon for us by Kuai H. Leong, our Deputy General Counsel, and to the extent that such legal matters are governed by New York law, by Hogan Lovells US LLP. Any underwriters will be advised on legal matters by their own counsel, which will be named in the applicable prospectus supplement. Ms. Leong is a full-time employee of ours and owns shares of our common stock and participates in various employee stock-based benefit plans.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and the financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$750,000,000

$400,000,000 4.70% Notes due February 15, 2021

$350,000,000 5.95% Notes due February 15, 2041

PROSPECTUS SUPPLEMENT

February 14, 2011

Joint Book-Running Managers

Barclays Capital

Deutsche Bank Securities

UBS Investment Bank

Wells Fargo Securities

Co-Managers

BofA Merrill Lynch

BNY Mellon Capital Markets, LLC

Citi

Credit Suisse

Goldman, Sachs & Co.

J.P. Morgan

KeyBanc Capital Markets

Morgan Stanley

RBS

US Bancorp